UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 11, 2015

KIMCO REALTY CORPORATION

 (Exact Name of Registrant as Specified in its Charter)

Maryland	1-10899	13-2744380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road Suite 100 New Hyde Park, NY	11042
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 869-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)::

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2015, in connection with David B. Henry’s previously announced retirement as Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation (the “Company”), as disclosed in a Current Report on Form 8-K dated February 25, 2015, the Company entered into a consulting agreement with Mr. Henry pursuant to which he will provide consulting and advisory services to the Company as requested from time to time beginning on January 1, 2016 (the “Retirement Date”). Mr. Henry will serve as a senior advisor for two years after the Retirement Date, and during his service, will receive compensation, which includes $152,000 per month for a period of 24 months following the Retirement Date. In addition, consistent with the retirement provisions of the Company’s equity awards, Mr. Henry’s performance shares will remain eligible to vest in accordance with their terms and his unvested stock options and restricted stock awards (other than his performance shares) will immediately and fully vest on the Retirement Date.

Mr. Henry’s receipt of any payments or benefits under the consulting agreement is subject to his execution of a restrictive covenants agreement and waiver and release of claims agreement, within the time periods provided in the consulting agreement. The foregoing summary of the consulting agreement contained in this Item 5.02 is qualified in its entirety by reference to the full text of the consulting agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated June 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION

Date: June 12, 2015	By:	/s/ Glenn G. Cohen
		Name:	Glenn G. Cohen
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, dated June 11, 2015